Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2003, except as to Note 20 which is as of March 12, 2003, which appears in MicroStrategy Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/  PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

McLean, Virginia

August 13, 2003